RAYMOND JAMES FINANCIAL, INC.
                         880 Carillon Parkway
                    St. Petersburg, Florida 33716
                            (727) 573-3800

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           February 8, 2001

To the Shareholders of Raymond James Financial, Inc.:

      The Annual Meeting of Shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 8, 2001 at 4:00 p.m. for the following purposes:

1.   To elect thirteen nominees to the Board of Directors of the Company.

2. To ratify Incentive Compensation Criteria for certain of the Company's executive officers.

3. To approve an amendment to Article VII (A) of the Company's Articles of Incorporation which will permit the Board of Directors to fix the size of the Board of Directors.

4. To approve an amendment to Article IV of the Company's Articles of Incorporation permitting the Board of Directors to issue shares of preferred stock in series.

5. To transact any other business as may properly come before the meeting.

      Shareholders of record as of the close of business on December 13, 2000 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

                                   By order of the Board of Directors,

                                   /s/ BARRY AUGENBRAUN
                                   Barry Augenbraun, Secretary

December 13, 2000

                                   If you do not expect
                    to  attend  the meeting in  person,
                    please  vote on the matters  to  be
                    considered   at  the   meeting   by
                    completing the enclosed  proxy  and
                    mailing it promptly in the enclosed
                    envelope.

                             PROXY STATEMENT

   This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on February 8, 2001 at 4:00 p.m., or any adjournment thereof.
  If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect the right to vote in person should the shareholder attend the meeting. The shareholder may revoke the proxy at any time prior to the voting thereof.
  The affirmative vote of a majority of the shares of common stock represented at the meeting, either in person or by proxy, will be required for the election of any nominee, or the ratification or approval of any proposal or other business that may properly come before the meeting.
  A copy of the Company's Annual Report is being furnished to each stockholder together with this proxy statement. The cost of all proxy solicitation will be paid by the Company.

                      SHAREHOLDERS ENTITLED TO VOTE
                                   AND
                          PRINCIPAL SHAREHOLDERS

  Shareholders of record at the close of business on December 13, 2000 will be entitled to notice of, and to vote at, the Annual Meeting. At that date, there were 46,886,453 shares of common stock outstanding and entitled to
vote.   Shareholders are entitled to one vote per share on all matters.  All references to number of shares in this proxy statement have been adjusted to reflect all stock splits.
   The following table sets forth, as of December 13, 2000, information with respect to the common stock ownership of each person known by the Company to own beneficially more than 5% of the shares of the Company's common stock, and of all Executive Officers and Directors as a group:
                                                Beneficially    Percent
       Name                  Address         Owned Shares (1)   of Class
--------------------  --------------------   ----------------   --------
Thomas A. James       880 Carillon Parkway      7,083,855 (2)      15.1%
                      St. Petersburg,
                      Florida  33716

All Executive Officers
and Directors as a Group                       10,079,265          21.5%
(18 Persons)
------------------------
(1) Includes shares credited to Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.
(2) Includes 563,508 shares owned by the Robert A. and Helen James' Children Annuity Trust of which Thomas A James is a remainder beneficiary and for which Raymond James Trust Company West, a wholly-owned subsidiary of the Company, serves as trustee. Excludes shares held by two trusts, of which he is not a beneficiary: 3,362,680 shares owned by the Robert A. James Trust and 152,909 shares owned by the James' Grandchildren's Trust, for both of which Raymond James Trust Company West serves as trustee, and both of which have as beneficiaries other James family members, including Huntington A. James. Thomas A. James disclaims any beneficial interest in these two trusts.


                    PROPOSAL 1:  ELECTION OF DIRECTORS

      Thirteen directors are to be elected to hold office until the Annual Meeting of Shareholders in 2002 and until their respective successors shall have been elected. All of the nominees were elected by the shareholders on February 10, 2000, to serve as Directors of the Company until the Annual Meeting of Shareholders in 2001. It is intended that proxies received will be voted to elect the nominees named below.
      Should any nominee decline or be unable to accept such nomination to serve as a director, events which are not presently anticipated, discretionary authority may be exercised to vote for a substitute nominee.


                                    Principal Occupation, (1)
                                      Directorships and                Director
      Nominee            Age        Security Ownership (2)              Since
------------------     -------   -----------------------------        ----------

Angela M. Biever            47   President, Intel New Business Corp.        1997
                                 since 2000; Director, Corporate
                                 Business Development, supporting
                                 Intel's New Business Group
                                 in building its Internet participation
                                 from 1998 to 1999;  Independent Consultant,
                                 working with a leading Internet Services
                                 Provider from 1997 to 1998;
                                 Various senior management positions
                                 with First Data Corporation, an
                                 information and transaction processor
                                 from 1991 to 1997, beginning as Senior
                                 Vice President, Finance and Planning
                                 and culminating as Executive Vice
                                 President, Integrated Services Division;
                                 Vice President, American Express Company
                                 from 1987 to 1991.  Member of Audit
                                 Committee.
                                 Common shares owned: 3,625  (.008%)

Jonathan A. Bulkley         66   Bulkley Consulting LLC since 1999,         1986
                                 Managing Director, Barents Group LLC
                                 (emerging markets/capital markets
                                 development consulting) from 1992 to 1999;
                                 President and CEO, Charterhouse Media
                                 Group (investment banking) from 1988
                                 to 1992; President and CEO Jesup & Lamont
                                 Securities Group, Inc. (securities broker
                                 -dealer) from 1987 to 1988; Prior to 1986,
                                 President and CEO of Moseley, Hallgarten,
                                 Estabrook & Weeden Inc. (securities broker
                                 -dealer).  Chairman of Audit Committee.
                                 Common shares owned:  43,795 (.093%)

Elaine L. Chao              47   Distinguished Fellow at The Heritage       1998
                                 Foundation since 1996; President
                                 and CEO of United Way of America
                                 1992 to 1996; Director
                                 of the Peace Corps 1991 to 1992;
                                 Deputy Secretary of the U.S.
                                 Department of Transportation 1989 to 1991;
                                 Chairman of the Federal Maritime
                                 Commission 1986 to 1989; Vice President,
                                 Syndications at BankAmerica Capital Markets
                                 Group 1984 to 1986.  Director of Northwest
                                 Airlines, Clorox Co., C.R. Bard, Inc.
                                 (healthcare manufacturer) and
                                 Columbia/HCA HealthCare Corp. Member of
                                 Compensation and Governance Committee.
                                 Common shares owned: 1,000 (.002%)

Thomas S. Franke            59   President and Chief Operating Officer      1991
                                 of Raymond James & Associates, Inc.
                                 ("RJA")* since 1991; President and CEO
                                 of Blunt Ellis & Loewi, Inc. (securities broker-dealer) from 1986 to 1990.
                                 Common shares owned:  183,135 (.391%)(2)

Francis S. Godbold          57   President of Raymond James Financial,      1977
                                 Inc. ("RJF"); Director and Officer of
                                 various affiliated entities.  Executive
                                 Vice President of RJA.
                                 Common shares owned:  971,261 (2.072%)(2)

M. Anthony Greene           62   Chairman and Chief Executive Officer       1975
                                 of Raymond James Financial
                                 Services, Inc. ("RJFS")*;
                                 Chairman, CEO and President of
                                 Investment Management & Research,
                                 Inc. ("IM&R")** from 1975 to 1998;
                                 Executive Vice President of RJF.
                                 Common shares owned:  595,833 (1.271%)(2)

Harvard H. Hill, Jr., CFP   64   Managing General Partner  of  Houston      1986
                                 Partners (venture capital) since 1985;
                                 Prior to 1985, President and CEO
                                 of Criterion Investments; President
                                 and COO of Rotan Mosle; and Vice
                                 President of Dean Witter & Co.
                                 Member of Compensation and Governance
                                 Committee.
                                 Common shares owned:  6,600  (.014%)

Huntington A. James         32   Founder of Fun Holdings, LLC               1996
                                 (technology in incubator) since 2000;
                                 Vice President of Private Client
                                 Group since 1998;
                                 Syndicate Associate, RJA 1994 to 1998;
                                 MBA Darden School of Business, University of Virginia, 1992 to 1994; Corporate
                                 Finance Analyst, Smith Barney, 1990 to 1992.
                                 Son of Thomas A. James.
                                 Common shares owned: 545,609 (1.164%) (2)(4)

Thomas A. James             58   Chairman of the Board and Chief            1970
                                 Executive Officer of RJF; Chairman
                                 of the Board of RJA.  Director and
                                 Officer of various affiliated
                                 entities. Past Chairman of the
                                 Securities Industry Association.
                                 Common shares beneficially
                                 owned: 7,083,855 (15.109%) (3)

Dr. Paul W. Marshall        58   Professor of Management at Harvard         1993
                                 Graduate School of Business Administration
                                 since 1996; Chairman and CEO of Rochester
                                 Shoe Tree Co., Inc. from 1992 to 1997;
                                 Chairman of Industrial Economics,
                                 Inc. from 1989 to 1992.
                                 Director of Applied Extrusion Technologies
                                 (manufacturer).  Chairman of Compensation
                                 and Governance Committee.
                                 Common shares owned:   3,375 (.007%)

J. Stephen Putnam           57   President and Chief Operating Officer      1989
                                 of Raymond James Financial Services, Inc.
                                 ("RJFS")*; President of Robert Thomas
                                 Securities, Inc. ("RTS")** from 1989
                                 to 1998; Executive Vice President of RJF;
                                 Senior Vice  President of RJA,
                                 Correspondent Services.  Vice President
                                 and Director of F.L. Putnam Securities.
                                 Treasurer of Meescheart Fund, Inc.
                                 (mutual fund).  Director of F.L.
                                 Putnam Investment Management Co.
                                 (investment advisor).
                                 Common shares owned:  189,174 (.403%)(2)

Robert F. Shuck             63   Vice Chairman of RJF; Executive Vice       1970
                                 President of RJA.  Director and officer
                                 of various affiliated entities.
                                 Common shares owned:  635,361 (1.355%)(2)

Dennis W. Zank              46   Executive Vice President, Operations       1996
                                 and Administration, RJA.  Director
                                 of several affiliated entities.
                                 Director of Options Clearing Corporation
                                 (industry clearing organization).
                                 Common shares owned:  95,838 (.204%) (2)

*    A wholly-owned subsidiary of Raymond James Financial, Inc.
**   RTS and IM&R merged as of January 1, 1999 to become RJFS.
(1) Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.
(2) Includes shares credited to their Employee Stock Ownership Plan accounts including estimated fiscal 2000 ESOP alloctions, and shares which can be acquired within sixty days of record date through the exercise of stock options.
(3)  See footnotes under the Principal Shareholders' Ownership table.
(4) Includes 420,335 shares owned by the Robert A. James Trust and 16,990 shares owned by the James' Grandchildren's Trust, representing the shares to which Huntington A. James is a beneficiary.

     The Board of Directors held four regular meetings, including committee meetings, and one telephone meeting during fiscal 2000. Each of the directors attended all of the regular meetings held during the year except Mr. Shuck, who missed one meeting.
      The current standing committees of the Board of Directors are the Audit Committee and the Compensation and Governance Committee. These two committees met four times during the fiscal year ended September 29, 2000. Each member of these committees attended, in person, all of the meetings held during the year except Mr. Hill who missed one Compensation and Governance Committee meeting. The activities of the Audit Committee are set out in their report below. The Compensation and Governance Committee reviews and approves the compensation to be paid to executive officers of the Company and its subsidiaries and performs certain duties prescribed by the Board with respect to employee benefit plans.
      Directors Marshall, Hill, Chao, Bulkley and Biever receive a $14,000 annual retainer, a $2,000 attendance fee for each regular meeting, $250 for each telephone meeting and a $500 attendance fee for Committee Service.

Outside Director Stock Options
      The Directors who are also employees of the Company have voted in favor of a non-qualified stock option plan for the Company's outside Directors covering 380,000 shares of the Company's common stock. These options, 28,275 of which were outstanding at September 29, 2000, are exercisable at prices ranging from $10.74 to $25.96 at various times through February 2005. Outside directors are generally granted 1,500 options per year.

          REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee of the Board of Directors consists of two independent members of the Board; a third independent Director will be added during 2001. The Committee conducts its activities pursuant to a written charter approved by the Board of Directors (a copy of which is annexed to this proxy statement - see appendix A). The Committee serves as the principal agent of the Board of Directors in fulfilling the Board's oversight responsibilities with respect to the Company's financial reporting, the Company's systems of internal controls and the Company's procedures for establishing compliance with regulatory requirements.
      Management is responsible for the Company's financial statements and the financial reporting process, including the Company's system of internal controls. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the financial statements.
      Members of the Committee have reviewed and discussed the consolidated financial statements for fiscal 2000 contained in the Company's Annual Report on Form 10-K with management and representatives of PricewaterhouseCoopers, who reported on the consolidated financial statements. In addition, the Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee also discussed with them their independence from the Company and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees. The Charter describes other responsibilities and duties undertaken by the Committee.
      Based on the reviews and discussions referred to above, and in reliance on the representations of management and the auditors' report of the independent certified public accountants with respect to the financial statements, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 29, 2000, for filing with the Securities and Exchange Commission.

                         Audit Committee          November 28, 2000

                         Jonathan A. Bulkley, Chairman
                         Angela M. Biever




  COMPENSATION AND GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy
      The Compensation and Governance Committee (the "Committee") reviews corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for executive officers of the Company. The Committee consists exclusively of outside directors of the Company and is chaired by Dr. Paul W. Marshall.
      The Committee's goal is to establish and maintain compensation policies that will enable the Company to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with the long-term interests of the Company and its shareholders. In doing so, individual performance, the compensation of executives of similar firms and the Company's financial results are considered.
      The Company's objectives are met through a compensation package which includes four major components - base salary, annual bonus (including restricted stock), stock option awards and retirement plans.
     The cash and restricted stock compensation components (base salary and annual bonus) are heavily weighted toward annual bonus. These bonuses are based on the attainment of performance goals, specifically the profits of an individual subsidiary/department or on the profits of the Company as a whole. These bonuses are based on formulas with a subjective portion. The emphasis on profit-based compensation serves two functions: it encourages executives to be conscious of the "bottom line" and it keeps the Company's base salary structure at a modest level, which is advantageous to the firm given the cyclical nature of the securities industry. For fiscal 2000 the Company began issuing restricted shares of Company stock in lieu of cash for 10% to 20% of bonus amounts in excess of $250,000. These shares will be issued at a 20% discount and will be restricted from sale for three years, during which time the shares are forfeitable in the event of voluntary termination.
      The third component of the compensation package, incentive and non-qualified stock option awards, is designed, along with the restricted stock, to provide a direct link between the long-term interests of executives and shareholders. Options are granted every two years to key management employees. From time to time special awards may be granted when a unique situation exists, or if job performance or a change in job duties warrants.
       The fourth component of the compensation package is Company contributions to various retirement plans, which are based on compensation levels and years of service. The Company maintains three qualified retirement plans: a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon the overall profits of the
Company. Since inception of the 401(k) plan in 1987, the Company has matched a portion of the first $1,000 contributed annually by employees to their 401(k) accounts. Effective January 1, 1994 the plan provides for the Company to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to all full-time employees who meet the length of service requirements (six months for the 401(k) plan and one year for the other two plans). The Company also maintains a non-qualified long term incentive plan. Eligibility of executive officers is restricted to those who meet certain compensation levels set annually by the Board of Directors. The vesting schedule of this plan is designed to encourage long-term employment with the firm. Contributions to this plan on behalf of executives officers are also dependent upon the Company's earnings.
      In addition, the Company has an employee stock purchase plan which allows employees to purchase shares of the Company's common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations including a one-year holding period. Finally, certain key employees of the Company participate in a limited partnership arrangement in which the Company makes a non-recourse loan to these employees for two thirds of the purchase price per unit. The loan, plus interest, is intended to be paid back from the earnings of the partnership. This partnership, Raymond James Employee Investment Funds I, L.P., is invested in the merchant banking fund sponsored by the Company and several unaffiliated venture capital limited partnerships.

Compensation of the Chief Executive Officer
      In keeping with the general compensation philosophy outlined above, Mr. James' base salary for calendar 2001 will be $258,000, which represents a 5% increase from the $245,000 received in 2000. Mr. James' salary is subject to an annual review, as is true of all employees. It was last adjusted in November 1999, effective January 1, 2000.
      In determining the bonus offered to Mr. James for fiscal 2000 the Committee considered many factors, including the following:

         * 2000 was the sixteenth consecutive record year for the firm in terms of revenues;
         *      2000 net income was 47% above 1999;
         * Book value per share increased to $14.05, an 18% increase over the prior yearend;
         *      Return on average equity for the year was 21%; and
         * The compensation of the chief executive officers of other similar brokerage firms, as of their most recent proxy statements.

_____________________________________________________
                                        Compensation and Governance Committee
                                        November 29, 2000

                                        Dr. Paul W. Marshall, Chairman
                                        Harvard H. Hill, Jr.
                                        Elaine L. Chao

 PROPOSAL 2: TO RATIFY INCENTIVE COMPENSATION CRITERIA FOR CERTAIN OF THE
                       COMPANY'S EXECUTIVE OFFICERS

      Several years ago, the Company adopted a policy of formalizing incentive compensation calculations for executive officers. This was done in consideration of the limitations on tax deductibility imposed under
Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits deductions for compensation in excess of $1 million per year by a public corporation to any one of its executive officers unless certain criteria are met. This rule requires that the incentive compensation be based on attainment of one or more performance goals and that the Company's shareholders approve both the performance goals and the formula used to calculate the payment amount.
      The intention of the Compensation and Governance Committee remains that the executive officers be compensated on a basis consistent with prior years; i.e., for obtaining certain performance goals. It is the Company's practice that a portion of any formula-driven bonus amount can be withheld based on a subjective performance evaluation. The Committee considers the bonus formulas for executive officers each year. For purposes of determining incentive compensation for the executive officers for fiscal 2001, the Committee has approved the executive bonus formulas described below.

MANAGEMENT  RECOMMENDS  A  VOTE  FOR THE  APPROVAL  OF  THESE  FORMULAS  BY
SHAREHOLDERS.

Recommended Bonus Formulas for Executive Officers
                                                   Percent for Calculation
Executive Officer          Basis                       of Maximum Bonus
---------------------------------------------------------------------------
Thomas A. James     Total company pre-tax profits           1.20%

Thomas S. Franke    RJA retail division's pre-tax           3.10%
                    profits per Retail
                    Contribution Report*, pre-tax
                    profits of the RJA fixed
                    income department and Planning
                    Corporation of America, Inc.

M. Anthony Greene   Pre-tax profits of RJFS                 2.20%
                    per Retail Contribution
                    Report*

J. Stephen Putnam   Pre-tax profits of RJFS                 1.40%
                    per Retail Contribution
                    Report*

                    Correspondent clearing                  2.50%
                    department's pre-tax profits
                    per Retail Contribution
                    Report*

Richard K. Riess    Pre-tax profits of                      4.25%
                    Eagle Asset Management, Inc.

                    Pre-tax profits of Heritage             3.00%
                    Asset Management, Inc.
                    RJA's Asset Management
                    Services division and Awad
                    Asset Management.

Jeffrey E. Trocin   Pre-tax profits of RJA's                6.50%
                    Equity Capital Markets,
                    including international
                    institutional equity sales.

* The Retail Contribution Report adjusts financial statement pre-tax profits for items related to the retail sales force, primarily a credit for interest income on cash balances arising from retail customers, and also includes adjustments to actual clearing costs, a portion of mutual fund revenues and expenses, credit for correspondent clearing profits and accruals for benefit expenses.

                        SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the remuneration earned during the last three fiscal years by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                                                                  Long-Term
                                Annual Compensation             Compensation
                       ----------------------------------- --------------------
                                                            Stock    All Other
                       Fiscal                      Commis-  Option    Compen-
Name                    Year    Salary   Bonus (1)  sions  Awards(2)  sation(3)
                       ----------------------------------- --------------------
Thomas A. James         2000  $245,000 $2,200,000 $433,863        -      $61,828
Chairman and CEO        1999   243,000  1,400,000  391,239        -      $47,111
                        1998   234,250  1,550,000  343,203        -       55,019

M. Anthony Greene       2000  $249,250 $2,570,000 $      -    6,000      $62,258
Chairman of RJFS        1999   239,250  1,578,000        -        -       47,600
Executive VP of RJF     1998   231,000  1,280,000       25    9,000       55,443

Richard K. Riess        2000  $177,500 $1,250,000        -    6,500      $62,000
President and
CEO of Eagle            1999   168,000  1,160,000        -        -       47,390
Executive VP of RJF     1998   159,750  1,085,000        -    9,000       55,183
Managing Director,
Asset Management

J. Stephen Putnam       2000  $161,750 $1,706,000 $ 11,291    6,000      $61,250
President and
COO of RJFS             1999   153,750  1,070,000    7,141        -       47,390
Executive VP of RJF     1998   147,500    778,500    8,593    9,000       54,328
Sr. VP RJA,
Correspondent
Services

Thomas S. Franke        2000 $217,250  $1,177,000 $  5,659    6,000      $61,744
President and
COO of RJA              1999  207,500     840,000    4,377        -       47,181
                        1998  200,500     908,000    5,192    9,000       54,922

(1) In accordance with the bonus formulas approved at the annual meetings of the shareholders on February 10, 2000, January 28, 1999 and February 12, 1998.
(2)  Share amounts adjusted to reflect all stock splits.
(3) This column includes the amount of the Company's contributions to its 401(k) Plan, Profit Sharing Plan, Employee Stock Ownership Plan and Deferred Management Bonus/Long Term Incentive Plan.

Incentive Stock Options
      The following tables contain information concerning options granted to, and exercised by, the executive officers included in the Summary Compensation Table during the fiscal year.

                     Option Grants in Last Fiscal Year
                     ---------------------------------
                                                           Potential Realizable
                                                              Value at Assumed
                           % of Total                           Annual Rates
                   Options   Options    Exercise           of Stock Appreciation
                   Granted  Granted in   Price  Expiration  for Option Term (2)
 Name              (#)(1)  Fiscal Year ($/share)    Date         5%        10%
--------------------------------------------------------------------------------
M. Anthony Greene    6,000     .68%     $20.625    1/18/2005   $34,190   $75,551
Richard K. Riess     6,500     .74%     $20.625    1/18/2005   $37,039   $81,846
J. Stephen Putnam    6,000     .68%     $20.625    1/18/2005   $34,190   $75,551
Thomas S. Franke     6,000     .68%     $20.625    1/18/2005   $34,190   $75,551
--------------------------------------------------------------------------------

(1) All of these options were granted on November 18, 1999. The options vest 60% after three years, an additional 20% after four years and the remaining 20% after five years.
(2) Potential realized values represent the future value, net of exercise price, of the options granted if the Company's stock price were to appreciate by 5% and 10% during each year of the awards' five-year life.

                    Aggregate Option Exercises During
                    ---------------------------------
                   Last Fiscal Year and Year-end Value
                   -----------------------------------
                                                                  Value of
                                               Number of         Unexercised
                                              Unexercised       In-the-Money
                                               Options at        Options at
                        Shares               Sept. 29, 2000     Sept. 29, 2000
                        Acquired      Value   (Exercisable/      (Exercisable/
Name                   on Exercise   Realized  Unexercisable)     Unexercisable)
--------------------------------------------------------------------------------
M. Anthony Greene            -              -   29,250/30,750  $619,547/$497,203
Richard K. Riess             -              -   17,325/24,050  $372,155/$355,759
J. Stephen Putnam       16,875       $195,664   29,250/30,750  $619,547/$497,203
Thomas S. Franke             -              -   22,500/30,750  $463,594/$497,203
--------------------------------------------------------------------------------

Comparative Stock Performance
      The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index ("S&P 500"), the Financial Service Analytics stock price index ("FSA index") for regional securities brokerage firms and for the securities industry over the same period (assuming an investment of $100 in each on October 1, 1995 and the reinvestment of all dividends). The FSA index for the regional securities brokerage firms is comprised of 16 publicly traded regional securities firms, including the Company. The FSA index for the securities industry is comprised of the 16 publicly traded regional firms and 13 publicly traded national securities firms.

Name                          1995    1996     1997    1998    1999    2000
----                          ----   -------  ------- ------- ------- -------
Raymond James Financial, Inc. $100   $113.45  $255.99 $226.11 $217.46 $364.77
Regional Securities Brokerage
 Firms                         100    119.26   259.18  222.90  269.03  426.99
Securities Industry            100    101.35   212.02  167.36  298.45  580.22
Standard & Poor's 500          100    120.31   168.96  184.24  235.46  266.82

Source: Financial Service Analytics

                TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

      In fiscal 1995, the Company committed to invest $1 million in Houston Partners - a venture capital fund managed by Houston Partners, of which Harvard H. Hill, Jr. is the Managing General Partner. The commitment is recorded as an investment and a liability in the Company's financial statements. The fund has not yet closed, as a result there has not been a capital draw.
      During 1998 the Company launched a merchant banking fund, Raymond James Capital Partners, L.P. Thomas A. James, Francis S. Godbold and Dr. Paul W. Marshall have invested $2,000,000, $400,000 and $100,000 in this fund, respectively, on the same terms and conditions as other investors.
      As described in the Report on Executive Compensation, the Company has extended non-recourse loans to approximately 80 employees for investments in the Raymond James Employee Investment Fund I, L.P. Thomas S. Franke, Francis S. Godbold, J. Stephen Putnam, Richard K. Riess, Robert F. Shuck, Dennis W. Zank and Jeffrey P. Julien all have such loans from the Company. Committed loan amounts range from $40,000 to $160,000 plus interest per person, with outstanding balances ranging from $29,164 to $116,655 at September 29, 2000.
      In April 2000, at his request, the Company paid $200,000 to Dennis Zank, director, as a prepayment on his fiscal year end September 29, 2000 bonus.
     The Company, in the ordinary course of its business, extends credit to margin accounts in which certain of its officers and directors have an interest, in connection with the purchase of securities. These extensions of credit have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectibility or present other unfavorable features. The Company also, from time to time and in the ordinary course of its business, enters into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

  PROPOSAL 3:  AMENDMENT TO ARTICLE VII (A) OF THE COMPANY'S ARTICLES OF
      INCORPORATION TO ALLOW THE SIZE OF THE BOARD OF DIRECTORS TO BE
              SET FROM TIME TO TIME BY THE BOARD OF DIRECTORS

  At the present time, the Company's Articles of Incorporation provide for a Board of Directors to consist of no fewer than three and no more than
thirteen  persons.   Under Florida Law, the Articles  of  Incorporation  may
permit  the  Board of Directors to fix the size of the Board  from  time  to time.
  Management has recommended, and the Board of Directors has agreed, that the Company should have the ability to increase or decrease the size of the Board of Directors from time to time, as the business of the Company may
require.   Accordingly, management has proposed, and the Board of  Directors
has  approved,  an  amendment  to  Article  VII  (A)  of  the  Articles   of
Incorporation which would permit the Board of Directors to fix the size of the Board of Directors. The text of the proposed amendment is set forth below.

AMENDMENT:   Article VII (A) of the Articles of Incorporation of the Company
             shall be amended so that it shall read, in its entirety, as follows:

        (A) Number: The business of the corporation shall be managed by a Board of Directors. The number of directors shall be fixed from time to time by resolution of the Board of Directors. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

  If shareholders approve this amendment, it is contemplated that the size of the Board will be increased to fifteen people immediately following the annual meeting and that Kenneth A. Shields (appointment as a Board member is a term of agreement to acquire Goepel McDermid Inc., anticipated to close December 28, 2000) and Hardwick Simmons (appointment as a Board member is subject to determination that no conflict will exist with Mr. Simmon's recent appointment as the upcoming CEO of the NASDAQ Stock Market, Inc., effective February 2001) will be appointed by the Board as directors. Information regarding Messrs. Shields and Simmons is set forth below.

Kenneth A. Shields         52  President and CEO of Goepel McDermid Inc.,
                               and predecessor Company since 1996
                               a Canadian Brokerage Firm.
                               Past Chairman of the Investment
                               Dealers Association of Canada.
                               Director of TimberWest Forest Corp.
                               Member of the Canadian Accounting
                               Standards Oversight Council.
                               Common shares owned:  000,000 (.000%)

Hardwick Simmons           60  Past President and CEO of Prudential
                               Securities Inc., and Prudential
                               Securities Group Inc.  Member of
                               Prudential Securities Operating
                               Committee and Operating Council
                               and Prudential Securities Group Inc.
                               Board of Directors since 1991.
                               Prior to 1991 President of  Private
                               Client Group at Shearson Lehman
                               Brother, Inc.  Past Chairman of
                               the Securities Industry Association.
                               Former Director of the Chicago Board
                               Options Exchange.  Director of the
                               New York City Partnership and
                               Chamber of Commerce, Inc.
                               Director of both the International
                               Tennis Hall of Fame and the National
                               Academy Foundation.
                               Common shares owned:  00,000 (.00%)

      Approval of this amendment will require the affirmative vote of a majority of the stockholders voting thereon. MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 4: AMENDMENT TO ARTICLE IV OF THE ARTICLES OF INCORPORATION OF
      THE COMPANY TO PERMIT THE BOARD OF DIRECTORS TO ISSUE SHARES OF
                         PREFERRED STOCK IN SERIES

      Under Article IV of the Company's Articles of Incorporation, the Company has authority to issue up to ten million shares of Preferred Stock with a par value of $0.10 per share. Under Florida Law, when so authorized in the Articles of Incorporation, the Board of Directors can issue Preferred Stock in series, from time to time. Each series of Preferred Stock may provide for different preferences and rights, including preferences with respect to liquidation and dividends, redemption privileges and other rights which may be superior to the rights of the holders of Common Stock ,and could, under some circumstances be dilutive of the rights of the holders of common stock. The ability of the board to issue series of preferred stock with special rights and privileges could be employed as an anti-takeover device; this proposal is not being made by the board as an anti-takeover measure, and the board has no present intention of proposing anti-takeover measures.
      Management believes that the Company should have the flexibility to issue Preferred Stock when it would be advantageous for the Company to do so, including acquisitions of other businesses or properties or raising additional capital. Accordingly, management has proposed, and the Board of Directors has approved, an amendment to Article IV of the Articles of Incorporation which would provide this authorization. The text of the proposed amendment is set forth below.
       Management  has  no present plans to issue any series  of  Preferred
Stock.

AMENDMENT: Article IV of the Articles of Incorporation shall be amended  by renumbering the existing paragraph as Section (A) and adding thereto a new Section (B) which shall read, in its entirety, as follows:

     (B) The Preferred Stock may be created and issued from time to time in one or more series with such designations, preferences, limitations, conversion rights, dividend rights, redemption provisions, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as determined by the Board of Directors of the corporation, and set forth in the resolution or resolutions providing for the creation and issuance of the stock in such series. Shares of one class or series of the corporation's capital stock may be issued through a stock dividend or stock split on shares of another class or series of the corporation's capital stock. In addition to the right to establish one or more such series of Preferred Stock, the Board of Directors shall have full authority to increase or decrease the number of shares of Preferred Stock designated for any series.

      Approval of this amendment will require the affirmative vote of a majority of the stockholders voting thereon. MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                          INDEPENDENT ACCOUNTANTS

Representatives of PricewaterhouseCoopers, LLC, independent accountants for the Company for fiscal 2000, will be present at the annual meeting in order to respond to questions from shareholders, and they will have the opportunity to make a statement. The Company has not made a decision as to the selection of independent accountants for fiscal 2001.

                              OTHER MATTERS

      Proposals which shareholders intend to present at the 2001 Annual Meeting of Shareholders must be received by the Company no later than October 15, 2001 to be eligible for inclusion in the proxy material for that meeting.
      Reference is made to the Company's financial statements for the year ended September 29, 2000 and related information contained therein, which is incorporated herein by reference.
      Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.


                                   By Order of the Board of Directors,

                                   /s/ Barry Augenbraun, Secretary


                                                                 Appendix A
                   CHARTER OF THE AUDIT COMMITTEE OF THE
                            BOARD OF DIRECTORS

Mission Statement

      The Audit Committee serves as the principal agent of the Board of Directors in fulfilling the Board's oversight responsibilities with respect to the Company's financial reporting, the Company's systems of internal controls and the Company's procedures for establishing compliance with regulatory requirements.

Membership

      The Audit Committee (the Committee) is composed solely of independent directors who are financially literate, in the judgment of the Board of Directors. At least one of the members of the Committee shall be a person who, in the judgment of the Board of Directors, has accounting or financial management expertise.

Meetings

     Generally, the Audit Committee will hold formal meetings prior to each meeting of the Board of Directors. Additional meetings may be held from time to time as determined by the Chair of the Committee. In addition, members of the Audit Committee are free to contact members of management, the director of internal audit and the Company's independent accountants whenever they consider appropriate.

Financial  Reporting  Oversight; Relationship  with  Company's  Independent
Accountants

      a. The Company's independent accountants are ultimately accountable to the Board of Directors, as representative of the Company's shareholders. The Audit Committee exercises the responsibility of the Board of Directors in that oversight role.

      b. The Audit Committee shall review management's recommendations with respect to the selection or change of independent accountants; the Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants, or nominate them for approval of the shareholders, as determined by the Board of Directors. In that connection, the Committee may review the latest peer review report with respect to the independent accountants and may inquire of them regarding any significant litigation problems or any pending SEC investigation.

      c. The Committee shall receive from the independent accountants, at least annually, a written statement setting out all relationships between them and the Company and the fees paid for those services. The Committee shall review with the independent accountants any services that may affect their independence or objectivity and recommend that the Board of Directors take appropriate action with respect to any issues that may affect their independence.

      d. The Committee shall meet with the independent accountants on a regular basis, as it determines appropriate. At least once a year, the Committee shall meet with representatives of the independent accountants without the presence of management representatives.

      e. The Committee, or one of its members, shall meet with the representatives of the independent accountants prior to commencement of the annual audit in order to review the audit scope and approach, and any specific areas of risk that the auditors propose to focus on.

      f. Following conclusion of the year-end audit, but prior to release of the financial statements, the Committee, or one of its members, shall discuss with representatives of the independent accountants the financial statements and the results of the audit, including any disagreements with management regarding audit scope or accounting presentation.

       g. At least annually, the Committee shall review with representatives of the independent accountants their judgments concerning the quality of the Company's accounting principles as reflected in its financial reporting, whether those principles are consistent with industry standards or represent minority positions, and the clarity of disclosure of information. The Committee shall also review with the independent accountants their views regarding any significant estimates made by management which are reflected in the financial statements.

      h. At least annually, the Committee shall receive from the independent accountants a report of their recommendations to improve the Company's internal control structure and operational efficiency. The Committee shall obtain and review management's response to these recommendations.

Oversight of  the Internal Audit Department

     a. The Committee shall have oversight responsibility with respect to the Company's internal audit department. In that connection, the Committee shall maintain regular contact with the director of internal audit and meet with her/him at least once a year without the presence of management representatives.

      b. The Committee shall receive and review reports from the internal audit department with respect to the results of audits undertaken and management's response to recommendations from the department. The Committee shall have the authority to direct the internal audit department to undertake specific projects, including review of specific departments of the Company.

      c. The director of internal audit shall have access to the members of the Audit Committee on a direct basis as necessary.


Oversight of the Broker-Dealer Compliance Departments

      The Committee shall maintain regular contact with the compliance directors of the broker-dealers. At least once a year, the compliance directors shall meet with the Committee to report on activities undertaken during the year, any regulatory problems encountered and regulatory issues that may effect the Company in the future.

General

      a. In exercising its oversight responsibility, the Committee shall have access to members of management and may inquire into any issues that it considers to be of material concern to the Committee or the Board of Directors.

      b. The Committee shall have authority to conduct or authorize investigations into any matters within its scope of responsibilities and to retain advisers, including counsel and other professionals, to assist in the conduct of any investigation.

      c. The Committee shall report regularly to the Board of Directors with respect to its activities.

      d. The Committee shall review this charter annually and make changes as it considers appropriate.